Exhibit 99.1

L I N C O L N   E L E C T R I C   H O L D I N G S ,   I N C .

22801 Saint Clair Avenue  •  Cleveland, Ohio 44117  •  U.S.A.

N E W S  •  R E L E A S E

PATRICK P. GORIS ELECTED TO LINCOLN ELECTRIC BOARD

CLEVELAND, Friday, July 20, 2018 – Lincoln Electric Holdings, Inc., (Nasdaq: LECO) today announced that Patrick P. Goris, 47, Senior Vice President and Chief Financial Officer of Rockwell Automation, Inc. (NYSE: ROK), has been elected to Lincoln Electric’s Board of Directors, effective July 19, 2018. He has been appointed to serve on the Audit and the Nominating & Corporate Governance Committees. Goris’ appointment expands Lincoln Electric’s Board to 11 directors, 10 of whom are non-employee directors.

“We are pleased to welcome Patrick to the Board and believe his financial expertise and leadership in a multinational industrial organization will add tremendous value to our Board and help advance our 2020 Strategy,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer.

Mr. Goris is Senior Vice President and Chief Financial Officer of Rockwell Automation, Inc., a Wisconsin-based global industrial automation and information solutions provider. Since joining Rockwell Automation in 2006, he has held various corporate and business finance leadership roles. Previously, Mr. Goris held numerous positions with increasing responsibility at Graphic Packaging International during his ten year tenure with the organization.

Mr. Goris earned a bachelor’s degree in Business Administration from the European University, Brussels, Belgium and obtained an MBA from Emory University.

Business

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 63 manufacturing locations, including operations and joint ventures in 23 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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